Dynavax Technologies

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX APPOINTS NATALE RICCIARDI TO ITS BOARD OF DIRECTORS

Berkeley, CA - July 8, 2013 - Dynavax Technologies Corporation (NASDAQ: DVAX) announced today the appointment of Natale ("Nat") Ricciardi to its Board of Directors. Mr. Ricciardi spent his entire 39-year biopharmaceutical career at Pfizer Inc, retiring in 2011 as a member of the Pfizer Executive Leadership Team after holding the positions of President, Pfizer Global Manufacturing, and Senior Vice President of Pfizer Inc. In addition to his corporate leadership role, Nat was directly responsible for all of Pfizer's internal and external supply organization, a global enterprise that grew to more than 100 manufacturing facilities supplying small and large molecule pharmaceuticals, vaccines, consumer, nutrition and animal health products.

Mr. Ricciardi maintained responsibility for global manufacturing activities from 2004 through 2011. Previously, from 1999 to 2004, he had oversight for Pfizer's US manufacturing operations and from 1995 to 1999 was Vice President of Manufacturing for Pfizer's Animal Health Group.

"On behalf of Dynavax, we are delighted to welcome Nat to the Board. His experienced leadership, particularly in global manufacturing, will provide valuable insight to the Company and we look forward to his contributions," said Arnold Oronsky, Chairman of the Board.

Mr. Ricciardi served on the boards of the National Association of Manufacturers and Mediacom Communications Corporation until its privatization in 2011. He is currently a member of the board of the 21st Century Foundation of The City College of New York. Nat earned a degree in Chemical Engineering from The City College of New York and an MBA in Finance and International Business from Fordham University.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. Dynavax's lead product candidate is HEPLISAVTM, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

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